Exhibit 99.1

Baker Hughes Issues Outlook for the First Quarter of 2012

HOUSTON, TEXAS (March 21, 2012) – Baker Hughes (BHI: NYSE) announced today that operating profit before tax1 for the first quarter of 2012 is expected to be lower than the fourth quarter of 2011 primarily due to rapidly changing market conditions in the Pressure Pumping product line in North America and seasonality in all international markets.

As a result of the continued shift in U.S. rig activity from natural gas to oil and liquids-rich basins and other market forces, the company’s Pressure Pumping product line is currently experiencing: decreased fleet utilization, lower pricing, higher than expected personnel and logistics costs, and shortages of and higher costs for critical raw materials such as gel.

In Canada, despite higher sequential rig count levels, the lower natural gas directed pressure pumping activity and an early spring break-up are also negatively impacting first quarter operating profit before tax1.

Overall, the company expects North America operating profit before tax margin1 for the first quarter of 2012 to be between 13.2% and 14.2% compared to 18.7% in the fourth quarter of 2011.

The operating profit before tax margin1 outlook for international operations for the first quarter of 2012 is expected to be between 12.2% and 13.2% compared to 15.6% in the fourth quarter of 2011 due to seasonality of product sales, weather, geographic mix, and project delays in Latin America.

The company is reviewing its budgets for the year, and expects to adjust 2012 capital expenditures for the Pressure Pumping product line to align with current market conditions.

Baker Hughes will discuss the final results of the first quarter in detail during its previously announced first quarter earnings conference call, which begins at 8:30 a.m. EST on Tuesday, April 24, 2012.

[1]

Operating profit before tax is a non-GAAP measure defined as profit before tax (“income before income taxes”) less certain identified costs. Operating profit before tax margin is a non-GAAP measure defined as operating profit before tax divided by revenue. Management uses each of these measures because it believes they are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and that these measurements may be used by investors to make informed investment decisions. The results for the fourth quarter of 2011 exclude the impact of charges associated with the impairment of certain trade names totaling $315 million before-tax. Currently, there are no adjustments included in the outlook for the first quarter of 2012.

Baker Hughes is a leading supplier of oilfield services, products, technology and systems to the worldwide oil and natural gas industry. The company’s 57,000-plus employees today work in more than 80 countries helping customers find, evaluate, drill, produce, transport and process hydrocarbon resources. For more information on Baker Hughes’ century-long history, visit www.bakerhughes.com.

Forward Looking Statements:

This news release (and oral statements made regarding the subjects of this release, including on the conference call referenced herein) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “forward–looking statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” ”probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward–looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in the company's Annual Report on Form 10-K for the year ended December 31, 2011 and those set forth from time to time in other filings with the Securities and Exchange Commission (“SEC”). The documents are available through the company's website at http://www.bakerhughes.com/investor or through the SEC's Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We have yet to complete our preliminary review and compilation of our financial information for the first quarter of 2012, and accordingly, expected results are subject to change. We undertake no obligation to publicly update or revise any forward–looking statement.

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CONTACTS:

Media Relations:	Teresa Wong, +1.713.439.8110, teresa.wong@bakerhughes.com

Investor Relations:	Adam Anderson, +1.713.439.8039, adam.anderson@bakerhughes.com